Clover Health Announces Changes to Board of Directors
Thomas L. Tran will become Chairman of the Audit Committee and the Nominating and Corporate Governance Committee, and Lee A. Shapiro will not stand for re-election at the 2025 Annual Shareholders’ Meeting
WILMINGTON, Del. – April 22, 2025 – Clover Health Investments, Corp. (Nasdaq: CLOV) (“Clover,” “Clover Health” or the “Company”), today announced that after four years of distinguished service, Lee A. Shapiro, a member of Clover Health’s Board of Directors, has notified the Company of his intention not to stand for reelection to the Board of Directors in light of new responsibilities related to his assumption of the Chairmanship of the American Heart Association in the coming weeks. Mr. Shapiro will fulfill the remainder of his term as a member of the Board of Directors, ending his service as of June 10, 2025, the date of the Company’s 2025 Annual Shareholders’ meeting.
“It has been a privilege to serve on the Clover Health Board of Directors for the prior four years,” said Lee A. Shapiro. “I am very proud of what I have been able to contribute in my role on the Board, as well as what the Company has accomplished in that same time span. I wish Clover continued and even greater success in the future.”
“We are grateful for Lee’s dedicated service and leadership on Clover’s Board of Directors,” said Andrew Toy, CEO of Clover Health. “Throughout his tenure on the Board, Lee has provided invaluable insight to advance the Clover mission. We thank him for his contributions and wish him all the best in his future endeavors.”
“Lee Shapiro has been an incredible partner to Clover, bringing a mix of discipline, heart, and experience that’s hard to replicate. His belief in our mission and his leadership on the Board have helped us navigate critical chapters of our journey,” said Vivek Garipalli, Executive Chairperson and founder of Clover Health. “We’re deeply grateful for his service and wish him every success in this next chapter. I’m also thrilled to see Tom Tran step into this expanded role—he brings deep expertise and judgment, and we’re lucky to have him help guide Clover moving forward.”
Mr. Shapiro serves as Chairman of the Audit Committee and the Nominating and Corporate Governance Committee. Effective June 10, 2025, Thomas L. Tran, a current member of the Audit Committee, will be appointed Chairman of the Audit Committee and as a member and Chairman of the Nominating and Corporate Governance Committee.
"I am honored to take on the role of Chairman for both the Audit Committee and the Nominating and Corporate Governance Committee,” said Thomas L. Tran, Clover Health Board Member. “Building upon Lee's strong leadership, I am committed to upholding the highest standards of financial integrity and transparency at Clover. I look forward to continuing to foster an environment of rigorous oversight, accountability, and ensuring that we serve the best interests of our stakeholders."

About Clover Health:
Clover Health (Nasdaq: CLOV) is a physician enablement technology company committed to bringing access to great healthcare to everyone on Medicare. This includes a focus on seniors who have historically lacked access to affordable, high-quality healthcare. Our strategy is powered by our software platform, Clover Assistant, which is designed to aggregate patient data from across the healthcare ecosystem to support clinical decision-making and improve health outcomes through the early identification and management of chronic disease. For our members, we provide PPO and HMO Medicare Advantage plans in several states, with a differentiated focus on our flagship wide-network, high-choice PPO plans. For healthcare providers outside Clover Health's Medicare Advantage plan, we extend the benefits of our data-driven technology platform to a wider audience via our subsidiary, Counterpart Health, and aim to enable enhanced patient outcomes and reduced healthcare costs on a nationwide scale. Clover Health has published data demonstrating the technology’s impact on Medication Adherence, as well as the earlier identification and management of Diabetes and Chronic Kidney Disease.
Investor Relations:
Ryan Schmidt
investors@cloverhealth.com
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